UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2005

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 683-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 17, 2005, AXT, Inc. (the “Company”) announced that it has appointed Dr. Philip C.S. Yin as chief executive officer, effective March 28, 2005.  In connection with this appointment, the Company has entered into an offer of employment (the “Offer Letter”) with Dr. Yin dated February 7, 2005, effective as of his commencement of employment with the Company.  Pursuant to the Offer Letter, Dr. Yin shall be employed as Chief Executive Officer of the Company at a salary of $220,000 per annum and a housing and car allowance.  Dr. Yin shall be eligible to participate in the executive bonus plan approved by the compensation committee at a target annual bonus of $100,000, and shall be granted options to purchase 240,000 shares of common stock of the Company (the “Options”).  The Options shall vest over four years at the rate of 25% on the one year anniversary of the date of grant, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.

If Dr. Yin’s employment with the Company is terminated without cause, or if Dr. Yin terminates his employment as a result of a defined constructive termination, he shall be eligible to receive continuing payment of his last base salary and COBRA benefits for one year after such termination.  If, after a change in the Company’s control, Dr. Yin’s employment is terminated without cause or as a result of a defined constructive termination, the balance of any unvested portion of his Options shall become immediately vested in full.

The Company has also entered into an indemnification agreement with Dr. Yin in form and substance substantially as previously filed by the Company as an exhibit to its annual report on Form 10-K filed with the Securities and Exchange Commission.

A copy of the Offer Letter is attached hereto as Exhibit 99.1.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)                                 Resignation of Principal Executive Officer.

In connection with the Company’s announcement described below of the appointment of Dr. Philip C.S. Yin as chief executive officer, Mr. Donald L. Tatzin, currently interim chief executive officer of the Company, will resign as an officer effective March 25, 2005, but will remain a member of the board of directors of the Company.

(c)                                  Appointment of New Principal Executive Officer

On March 17, 2005, the Company announced that it has appointed Dr. Philip C.S. Yin as chief executive officer, effective March 28, 2005.  Dr. Yin replaces Donald L. Tatzin, who has served as the company’s interim chief executive officer since May 2004.  Dr. Yin, age 63, was general manager-North America of Aixtron, Inc., a provider of deposition equipment to the semiconductor industry, from 2003 to February 2005.  From 2002 to 2003, Dr. Yin was sole proprietor of Philip C.S. Yin Consulting, a consultant of semiconductor materials in areas of epitaxial deposition, silicon wafers and strategic business development.  From 1999 to 2002,

Dr. Yin was President of ATMI Epitaxial Services, a business unit of ATMI Corp., a supplier of materials and materials packaging to semiconductor manufacturers.  From 1996 to 1999, Dr. Yin was Senior Vice President/Sales & Marketing, of Crysteco, Inc., a manufacturer of epitaxial substrates and products, whose assets were subsequently acquired by Okmetic, Inc., and from 1989 to 1996, Director of Sales of Mitsubishi Silicon America, a provider of polished and epitaxial silicon wafers for the fabrication of integrated circuits and semiconductor devices.  Dr. Yin holds a B.S. in Physics from Villanova University, and an M.S. and Ph.D. in Material Science from Brooklyn Polytechnical Institute.

The material terms of the employment agreement between the Company and Dr. Yin are described under Item 1.01 above and incorporated by reference herein.  Dr. Yin is expected to join the board of directors of the Company.

A copy of the press release dated March 17, 2005 announcing this action is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Offer Letter from the Company to Dr. Philip C.S. Yin.
99.2	Press release dated March 17, 2005 announcing the appointment of a new chief executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

Date: March 17, 2005	By:	/s/ WILSON W. CHEUNG
Wilson W. Cheung
Chief Financial Officer